TRANSFER AGENCY AND SERVICE AGREEMENT

                                     BETWEEN

                                    ARK FUNDS

                                       AND

                           ALLFIRST TRUST COMPANY N.A.



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                                TABLE OF CONTENTS


                                                                            PAGE

1.       Terms of Appointment and Duties.......................................1

2.       Third Party Administrators for Defined Contribution Plans.............3

3.       Fees and Expenses.....................................................4

4.       Representations and Warranties of the Trust...........................5

5.       Representations and Warranties of the Transfer Agent..................5

6.       Wire Transfer Operating Guidelines....................................6

7.       Data Access and Proprietary Information...............................7

8.       Indemnification.......................................................9

9.       Standard of Care.....................................................10

10.      Confidentiality......................................................10

11.      Covenants of the Trust and the Transfer Agent........................11

12.      Termination of Agreement.............................................11

13.      Assignment and Third Party Beneficiaries.............................12

14.      Subcontractors.......................................................13

15.      Miscellaneous........................................................13


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                      TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 1ST day of January, 2002, by and between ARK FUNDS, a Massachusetts business trust, having offices at 100 East Pratt Street, 15th Floor, MC 104-410, Baltimore, Maryland 21202 (the "Trust"), and ALLFIRST TRUST COMPANY N.A., a national banking association organized under the laws of the United States, having offices at 25 South Charles Street, M/C 101-621, Baltimore, Maryland 21201 (the "Transfer Agent").

WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust currently offers shares in the 29 series named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with SECTION 16, being herein referred to as a "Fund," and collectively as the "Funds"); and

WHEREAS, the Trust on behalf of the Funds desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES

   1.1 TRANSFER AGENCY SERVICES. Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, the Transfer Agent in the provision of services as transfer agent and dividend disbursing agent and related capacities with respect to the authorized and issued shares of beneficial interest ("Shares") of the Funds and, as relevant, as agent in connection with any accumulation, open-account, retirement plans or similar plan provided to the shareholders of each Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("Prospectus") of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program. As used herein, the term "Shares" means the authorized and issued shares of beneficial interest for each of the Funds (including each class thereof) enumerated in Schedule A. In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds and the Transfer agent, the Transfer Agent agrees that it will perform the following services:

          (a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the custodian of the Trust authorized pursuant to the declaration of trust of the Trust (the "Custodian");

          (b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (c)  Receive  for  acceptance   redemption   requests  and  redemption
          directions and deliver the appropriate documentation thereof to the Custodian;


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          (d) In respect to the  transactions  in items (a),  (b) and (c) above,
          the  Transfer   Agent  shall   execute   transactions   directly  with
          broker-dealers and other person or entities authorized by the Trust;

         (e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (g) Prepare and transmit payments for dividends and distributions declared by the Trust;

         (h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Trust, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

          (i) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

         (j) Record the issuance of Shares of the Trust and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Trust which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

     1.2 ADDITIONAL SERVICES. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Transfer Agent shall perform the following services:

         (a) OTHER CUSTOMARY SERVICES. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information;

         (b) CONTROL BOOK (ALSO KNOWN AS "SUPER SHEET"). Maintain a daily record and produce a daily report for the Trust of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Trust for each business day to the

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         Trust,  no later than 9:00 AM Eastern  Time, or such earlier time as the Trust may reasonably require, on the next business day;

         (c) "BLUE SKY" REPORTING. The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the Transfer Agent's record keeping system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Transfer Agent for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and providing a system which will enable the Trust to monitor the total number of Shares sold in each State;

         (d) NATIONAL SECURITIES CLEARING CORPORATION (THE "NSCC"). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of Shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC's participants, including the Trust), in accordance with, instructions transmitted to and received by the Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Transfer Agent; (ii) issue instructions to the Trust's banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund's records on DST Systems, Inc. computer system TA2000 ("TA2000 System") in accordance with NSCC's Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking; and

         (e) ADDITIONAL TELEPHONE SUPPORT SERVICES. If the parties elect to have the Transfer Agent provide ADDITIONAL telephone support services under this Agreement, the parties will agree to such services, fees and sub-contracting as stated in Schedule 1.2(e) entitled "Telephone Support Services" attached hereto.

2.       THIRD PARTY ADMINISTRATORS FOR DEFINED CONTRIBUTION PLANS

   2.1 The Trust may decide to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain plans of deferred compensation ("Plan" or "Plans") for the benefit of the individual Plan participant (the "Plan Participant"), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"), and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended (the "TPA(s)").

   2.2   In accordance with the procedures  established in the initial  Schedule
         2.1 entitled "Third Party Administrator Procedures", as may be amended by the Trust and the Transfer Agent from time to time ("Schedule 2.1"), the Transfer Agent shall:

          (a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

          (b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

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         (c) Perform all services under SECTION 1 as transfer agent of the Funds and not as a record-keeper for the Plans.

   2.3   Transactions  identified under  SECTION 2 of this Agreement   shall be
         deemed exception services  ("Exception

         Services") when such transactions:

         (a) Require the Transfer Agent to use methods and procedures other than those usually employed by the Transfer Agent to perform services under
         SECTION 1 of this Agreement;

          (b) Involve the provision of information to the Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

         (c) Require more manual intervention by the Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.       FEES AND EXPENSES

   3.1 FEE SCHEDULE. For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule ("Schedule 3.1"). Such fees and out-of-pocket expenses and advances identified under SECTION 3.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

   3.2 OUT-OF-POCKET EXPENSES. In addition to the fee paid under SECTION 3.1 above, the Trust agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, movement of records or advances incurred by the Transfer Agent for the items set out in
         Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust.

   3.3 POSTAGE. Postage for mailing of dividends, proxies, Trust reports and other mailings to all Shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

   3.4 INVOICES. The Trust agrees to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the Trust may only withhold that portion of the fee or expense subject to the good faith dispute. The Trust shall notify the Transfer Agent in writing within twenty-one
         (21) calendar days following the receipt of each billing notice if the Trust is disputing any amounts in good faith. If the Trust does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Trust. The Trust shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled by law or legal process.

   3.5 COST OF LIVING ADJUSTMENT. Following the Initial Term, unless the parties shall otherwise agree and provided that the service mix and volumes remain consistent, as previously provided in the Initial Term, the total fee for all services shall equal the fee that would be

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         charged for the same  services  based on a fee rate (as  reflected in a fee rate schedule) increased by the percentage increase for the twelve-month period of such previous calendar year of the Consumer Price Index for Urban Wage Earners and Clerical Workers ("CPI"), for the Boston area, as published bimonthly by the United States Department of Labor, Bureau of Labor Statistics; provided that in no event shall the fee rate be increased more that 5% pursuant to this section in any year unless expressly agreed to in writing by the parties, or, in the event that publication of such Index is terminated, any successor or substitute index, appropriately adjusted, acceptable to both parties in writing.

   3.6 LATE PAYMENTS. If any undisputed amount in an invoice of the Transfer Agent (for fees or reimbursable expenses) is not paid when due, the Trust shall pay the Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the prime rate (that is, the base rate on corporate loans posted by large domestic banks) published by THE WALL STREET Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Trust on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provision of Massachusetts law.

4.       REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to the Transfer Agent that:

     4.1 It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

     4.2 It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

     4.3 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

     4.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     4.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

     4.6 It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

     4.7 A registration statement under the Securities Act of 1933, as amended, is currently effective and the Trust will use best efforts to cause the registration statement to remain effective, and appropriate state securities law filings have been made and the Trust will use best efforts to cause appropriate state securities law filings to continue to be made, with respect to all Shares of the Trust being offered for sale.

5.       REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Trust that:

     5.1 It is a national banking association organized and existing and in good standing under the laws of the United States.

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     5.2  It  is  empowered  under  applicable  laws  and  by  its  Articles  of
          Association and By-Laws to enter into and perform this Agreement.

     5.3 All corporate proceedings required by said Articles of Association and By-Laws have been taken to authorize it to enter into and perform this Agreement.

6.       WIRE   TRANSFER   OPERATING   GUIDELINES/ARTICLES   4A OF  THE  UNIFORM
         COMMERCIAL CODE

   6.1 OBLIGATION OF SENDER. The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Trust instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

   6.2 SECURITY PROCEDURE. The Trust acknowledges that the Security Procedure it has designated on the Transfer Agent Selection Form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trsut must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust's authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

   6.3 ACCOUNT NUMBERS. The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

   6.4 REJECTION. The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or
         (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

   6.5 CANCELLATION AMENDMENT. The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

   6.6 ERRORS. The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security

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         Procedure.  The Security  Procedure is established  for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

   6.7 INTEREST. The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

   6.8 ACH CREDIT ENTRIES/PROVISIONAL PAYMENTS. When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries, on behalf of the Funds, pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, State Street Bank (the "Bank") will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Transfer Agent does not receive such final settlement, the Transfer Agent agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Transfer Agent Fund via such entry shall not be deemed to have paid the amount of the entry.

   6.9 CONFIRMATION. Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.       DATA ACCESS AND PROPRIETARY INFORMATION

   7.1 The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

         (a) Use such programs and databases (i) solely on the Trust's computers, or (ii) solely from equipment at the locations agreed to between the Trust and the Transfer Agent and (iii) solely in accordance with the Transfer Agent's applicable user documentation;

         (b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Trust's computer(s)), the Proprietary Information;

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         (c) Refrain from  obtaining  unauthorized  access to any portion of the
         Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

         (d) Refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Trust's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

         (e)  Allow  the  Trust  to  have  access   only  to  those   authorized
         transactions on the TA2000 System as agreed to between the Transfer Agent and the Trust; and

         (f) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

   7.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the [Trust]; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

   7.3 The Trust acknowledges that its obligation to protect the Transfer Agents's Proprietary Information is essential to the business interest of the Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

   7.4 If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

   7.5 If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

   7.6 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this SECTION 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.       INDEMNIFICATION

   8.1 The Transfer Agent shall not be responsible for, and the Trust shall indemnify and hold the Transfer Agent and with respect to SECTION 8.1(E) herein, also the Bank, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement (including the defense of any law suit in which the Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

         (b) The Trust's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Trust hereunder;

         (c) The reliance upon, and any subsequent use of or action taken or omitted in good faith and without negligence, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Trust, and which have been prepared, maintained or performed by the Trust or each Fund or any other person or firm on behalf of the Trust including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Trust or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

         (d) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

         (e) The  negotiation  and  processing of any checks  including  without
         limitation  for  deposit  into  the  Trust's  demand  deposit   account
         maintained at the Bank; or

         (f) Upon the Trust's request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems.

   8.2 In order that the indemnification provisions contained in this SECTION 8 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust's prior written consent.

9.       STANDARD OF CARE

         The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by
         SECTION 9 of this Agreement. This shall apply to Exception Services as defined in SECTION 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services.

10.      CONFIDENTIALITY

   10.1 The Transfer Agent and the Trust agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers' lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever, whether of the Transfer Agent or of the Trust, used or gained by the Transfer Agent or the Trust during performance under this Agreement. The Transfer Agent and the Trust further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement respecting such lists, trade secrets, or any secret or confidential information whatsoever in trust for the sole benefit of the Transfer Agent or the Trust and their successors and assigns. In the event of breach of the foregoing by either party, the remedies provided by
         SECTION 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to disclosures made to the Trust's Board of Trustees, or to the extent that the Transfer Agent must disclose such data to its sub-contractor or agent for purposes of providing services under this Agreement, or as required by law.

   10.2 In the event that any requests or demands are made for the inspection of the Shareholder records of the Trust, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

   10.3 The Transfer Agent acknowledges and agrees that certain information made available to it hereunder may be deemed non-public personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended), and the rules and regulations promulgated thereunder (collectively, the "Privacy Laws"). The Transfer Agent hereby agrees (i) not to disclose or use such information except as required to carry out it duties under this Agreement or as otherwise permitted by law in its ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information, and (iii) to cooperate with the Trust and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to it.

11.      COVENANTS OF THE TRUST AND THE TRANSFER AGENT
         ---------------------------------------------

   11.1 The Trust shall promptly furnish to the Transfer Agent a certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

   11.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   11.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Transfer Agent and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Transfer Agent on and in accordance with its request.

12.      TERMINATION OF AGREEMENT

   12.1 TERM. The initial term of this Agreement (the "Initial Term") shall be thirty (30) months from the date first stated above unless terminated pursuant to the provisions of this SECTION 12. Unless a terminating party gives written notice to the other party one hundred and twenty
         (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal term a "Renewal Term"). One hundred and twenty (120) days before the expiration of the Initial Term or a Renewal Term the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise the fees shall be increased pursuant to SECTION 3.5 of this Agreement.

   12.2 EARLY TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, should the Trust desire to move any of its services provided by the Transfer Agent hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or without the required notice, the Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should services be converted to a successor service provider, or if the Trust is liquidated or its assets merged or purchased or the like with or by another entity which does not utilize the services of the Transfer Agent, the fees payable to the Transfer Agent shall be calculated as if the services had been performed by the Transfer Agent until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to the Transfer Agent, and the payment of all fees to the Transfer Agent as set forth shall be accelerated to the business day immediately prior to the conversion or termination of services.

   12.3 EXPIRATION OF TERM. During the Initial Term or Renewal Term, whichever currently is in effect, should either party exercise its right to terminate, all reasonable out-of-pocket expenses or costs for which Transfer Agent provides appropriate documentation associated with the movement of records and material will be borne by the Trust, to the extent that the same is an expense of the Trust. Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

   12.4 CONFIDENTIAL INFORMATION. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

   12.5 UNPAID INVOICES. The Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Trust to the Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of SECTION 3.4 of this Agreement.

   12.6 BANKRUPTCY. Either party hereto may terminate this Agreement by notice to the other party, effective at any time specified therein, in the event that (a) the other party ceases to carry on its business or (b) an action is commenced by or against the other party under Title 11 of the United States Code or a receiver, conservator or similar officer is appointed for the other party and such suit, conservatorship or receivership is not discharged within thirty (30) days.

13.      ASSIGNMENT AND THIRD PARTY BENEFICIARIES

   13.1 Except as provided in SECTION 14.1 below and the Additional Telephone Support Services Schedule 1.2(f) attached, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

   13.2 Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Trust, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Trust. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

   13.3 This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Trust. Other than as provided in SECTION 14.1 and Schedule 1.2(f), neither party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

14.      SUBCONTRACTORS

   14.1 The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with a Transfer Agent affiliate duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934; provided, however, that the Transfer Agent shall be fully responsible to the Trust for the acts and omissions of the Transfer Agent or its wholly-owned subsidiary as it is for its own acts and omissions.

   14.2 Nothing herein shall impose any duty upon the Transfer Agent in connection with or make the Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Transfer Agent selected such company, the Transfer Agent shall have exercised due care in selecting the same.

15.      MISCELLANEOUS

     15.1 AMENDMENT. This Agreement may be amended or modified by a written agreement executed by both parties.

     15.2 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

     15.3 FORCE MAJEURE. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     15.4 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

     15.5 SURVIVAL. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

     15.6 SEVERABILITY. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

     15.7 PRIORITIES CLAUSE. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

     15.8 WAIVER. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

     15.9 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

    15.10COUNTERPARTS. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     15.11REPRODUCTION   OF  DOCUMENTS.   This   Agreement  and  all  schedules,
          exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

     15.12NOTICES.   All  notices  and  other   communications  as  required  or
          permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)      If to Transfer Agent, to:

                  Allfirst Trust Company N.A.
                  25 South Charles Street, M/C 101-621
                  Baltimore, MD  21201
                  Attn:  Thomas R. Rus

                  Facsimile: (410) 545-2287


(b)      If to the Trust, to:

                  ARK Funds
                  100 E. Pratt Street
                  M/C 104-410
                  Baltimore, MD 21202
                  Attn: Michele Dalton

                  Facsimile: (410) 986-5667

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                                           ALLFIRST TRUST COMPANY N.A.


                                           BY:   /S/ RICK A. GOLD
                                              ----------------------------------
                                                  Name:    Rick A. Gold

ATTEST:


   /S/ THOMAS R. RUS
----------------------------------------
Name:      Thomas R. Rus

                                           ARK FUNDS


                                           BY:    /S/ MICHELE DALTON
                                              ----------------------------------
                                                    Name:    Michele Dalton
ATTEST:


   /S/ THOMAS R. RUS
----------------------------------------
Name:      Thomas R. Rus

                                                                     SCHEDULE A
                                    ARK FUNDS
                        LIST OF PORTFOLIOS AS OF 12/31/01



1.       Money Market
2.       U.S. Government Money Market
3.       U.S.Treasury Money Market
4.       Tax-Free Money Market
5.       Pennsylvania Tax-Free Money Market
6.       Short-Term Treasury
7.       Short-Term Bond
8.       U.S. Government Bond
9.       Intermediate Fixed Income
10.      Income
11.      Maryland Tax-Free
12.      Pennsylvania Tax-Free
13.      Balanced
14.      Equity Income
15.      Value Equity
16.      Equity Index
17.      Blue Chip Equity
18.      Capital Growth
19.      Mid-Cap Equity
20.      Small-Cap Equity
21.      International Equity
22.      Emerging Markets Equity
23.      Social Issues Intermediate Fixed Income
24.      Social Issues Blue Chip Equity
25.      Social Issues Capital Growth
26.      Social Issues Small-Cap Equity
27.      Prime Cash Management
28.      U.S. Government Cash Management
29.      U.S. Treasury Cash Management
30.      Tax-Free Cash Management

                                  SCHEDULE 3.1

                                      FEES

                            Dated: September 1, 2001

GENERAL: Fees are calculated on average daily net assets and are billed on a monthly basis at the rate of 1/12 of the annual fee. A charge is made for an account in the month that an account opens or closes.

ANNUAL ACCOUNT & SERVICE FEES*
-----------------------------

Open Account Fee (non NSCC)                              $       16.00/Account
Open Account Fee (NSCC Level 3)                          $       11.00/Account
Closed Account Fee                                       $         2.00/Account
Retail Minimum Base Fee**                                $13,800.00/CUSIP
Institutional Minimum Base Fee**                         $  4,600.00/CUSIP

*These fees will be subject to an annual 5% increase.

**Sub-Transfer Agent will waive minimum base fee for a new CUSIP for the first sixty (60) days of operation, however, a system and interface implementation fee of $1,500.00 will be charged.

NOTE:  Each Fund/Class is a separate CUSIP and will be billed accordingly.

ACTIVITY BASED FEES

New Account Set-up                                        $         4.00/Each
NSCC New Account Set-up                                   $         1.50/Each
Manual Transactions                                       $         2.00/Each
Telephone Calls                                           $         1.00/Minute
Correspondence                                            $          5.00/Each
ACH                                                       $            .50/Each
12b-1 Commissions                                         $          1.50/Each
IRA Annual Maintenance Fee                                $        12.50/Account

OUT-OF-POCKET                                             Billed As Incurred

Out-of-Pocket expenses include but are not limited to: confirmation statements, investor statements, postage, forms, voice response, Internet products, records retention, customized programming/enhancements, federal wire, transcripts, microfilm, microfiche, proxy tabulation, movement of records and expenses incurred at the specific direction of the Fund.